UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	April 27, 2006

CONTANGO OIL & GAS COMPANY

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	001-16317	95-4079863
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3700 BUFFALO SPEEDWAY, SUITE 960

HOUSTON, TEXAS 77098

(Address of principal executive offices)

(713) 960-1901

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 27, 2006, Contango Oil & Gas Company (“Contango”) entered into a three-year $20 million Term Loan Agreement (the “Agreement”) with The Royal Bank of Scotland plc (the “Lender”), secured by all of the stock of Contango Sundance, Inc. (“Sundance”), a wholly-owned subsidiary of Contango. Sundance owns a 10% limited partnership interest in Freeport LNG Development, L.P. (“Freeport”), which owns the Freeport LNG facility. Term loans made under the Agreement bear interest, at Contango’s option, at either (i) 1 month LIBOR, (ii) 60 day LIBOR, or (iii) 90 day LIBOR, all plus 6.5%. The term loans mature on April 27, 2009, but Contango may prepay principal after April 27, 2008 with no prepayment penalty. The proceeds of the term loans may be used for the exploration and development of certain of Contango’s oil and gas properties, further investment in Freeport, further investment in certain affiliates of Contango, and for other general working capital purposes.

The Agreement contains affirmative covenants, including reporting requirements, covenants regarding conduct of business, payment of obligations, maintenance of properties and insurance, inspection rights, compliance with applicable law and maintenance of collateral. Further, the Agreement contains negative covenants limiting the ability of Contango and/or Sundance to, among other things, incur indebtedness, grant liens, enter into mergers, sell assets, make investments, make restricted payments, enter into transactions with affiliates, enter into restrictive agreements, make certain acquisitions, change their business, or amend certain documents relating to Freeport. The Agreement contains customary events of default including nonpayment of principal, interest or other amounts, inaccuracy of representations and warranties, violation of covenants, default under other indebtedness, occurrence of bankruptcy and other insolvency events, change of control and certain ERISA events.

The above description is a summary and is qualified in its entirety by the terms of the Agreement, which will be filed as an exhibit to Contango’s Quarterly Report on Form 10-Q for the period ending March 31, 2006.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTANGO OIL & GAS COMPANY

Date: May 3, 2006	By:	/s/ KENNETH R. PEAK
Kenneth R. Peak Chairman and Chief Executive Officer

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